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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        IL FORNAIO (AMERICA) CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                      2766571
----------------------------------------            ----------------------------
(State of Incorporation or Organization)              (I.R.S. Employer
                                                      Identification no.)

1000 Sansome Street, San Francisco, CA                      94111
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(Address of principal executive offices)                   (zip code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]


Securities to be pursuant to Section 12(b) of the Act:


      Title of Each Class                 Name of Each Exchange on Which
      to be so Registered                 Each Class is to be Registered
      -------------------                 ------------------------------

          None



        Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                                (Title of class)


                                       1.


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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            A description of the Common Stock to be registered hereunder is contained in the section entitled "Description of Capital Stock," commencing at page 41 of the Prospectus included in Amendment No. 2 to the Registrant's Form S-1 Registration Statement, No. 333-23605, filed with the Securities and Exchange Commission (the "Commission") on August 22, 1997, and is incorporated herein by reference. The section entitled "Description of Capital Stock" appearing in the Registrant's final prospectus filed pursuant to Rule 424(b) is incorporated herein by reference.

ITEM 2.     EXHIBITS.

  Exhibit
  Number           Description
-----------        -----------
    1.             Certificate of Incorporation of the Registrant.(1)

    2.             Bylaws of the Registrant.(1)

    3. Amended and Restated Certificate of Incorporation to be effective upon completion of the offering.(1)

    4.             Specimen stock certificate.(1)


    5. Copy of "Description of Capital Stock" incorporated by reference from Amendment No. 2 to Registrant's
                   Form S-1 Registration Statement, No. 333-23605.

---------------
(1) Filed with the Securities and Exchange Commission as an exhibit to Registrant's Form S-1 Registration Statement, No. 333-23605 and incorporated herein by reference.


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                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK


     As of August 15, 1997, there were 4,582,891 shares of Common Stock (after giving effect to the conversion of Preferred Stock into Common Stock upon the closing of this offering) outstanding held of record by 230 stockholders.


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to the Company's Restated Certificate to be effective upon the closing of this offering, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding and the Company currently has no plans to issue any of its Preferred Stock.

WARRANTS


     As of August 15, 1997, there were warrants outstanding to purchase 32,487 shares of Common Stock at an exercise price of $9.90 per share. The warrants expire December 31, 1997.


ANTITAKEOVER EFFECTS OF PROVISIONS OF CHARTER DOCUMENTS AND DELAWARE LAW

     Charter Documents. The Restated Certificate and By-laws to be effective upon the closing of this offering, include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, the Company's Board of Directors will be classified into three classes of directors. The Restated Certificate provides that directors may be removed for cause by the vote of the holders of a majority of the voting power and without cause by the vote of the holders of 66 2/3% of the voting power. See "Management -- Executive Officers and Directors." In addition, the Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, the By-laws limit who may call special meetings of the stockholders. The Company's Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, the By-laws establish procedures,

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including advance notice procedures, with regard to stockholder proposals and the nomination of candidates for election as directors. These and other provisions of the Restated Certificate and By-laws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company. See "Risk Factors -- Effects of Certain Charter and By-law Provisions."

     Delaware Takeover Statute.  The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS


     Following this offering, the holders of 2,474,343 shares of Common Stock (the "Registrable Securities") and warrants to purchase 32,487 shares of Common Stock are entitled to certain registration rights with respect to such shares. Subject to certain exceptions, including the right of the Company to defer a demand registration for a period of 120 days under certain conditions, the holders of at least 40% of the Registrable Securities may require that the Company use its best efforts to register for public resale under the Securities Act beginning six months after the closing of this offering all Registrable Securities requested to be registered. Subject to certain limitations, the holders of at least 10% of the outstanding Registrable Securities may require on two occasions, but not more than once in any 12-month period, that the Company use its best efforts to register on Form S-3 for public resale all Registrable Securities requested to be registered. In addition, subject to certain limitations, in the event the Company elects to register any of its Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company is required to notify, and subject to certain marketing and other limitations, is required to include in such registration the Registrable Securities of holders requesting registration. The Company is required to bear all registration expenses incurred in connection with the registration of Registrable Securities in the one demand registration, in the two S-3 registrations and in all Company registrations.


     Subject to certain limitations, registration rights may be transferred to an assignee or transferee who is an affiliate of the transferor who acquires a minimum number of shares of the transferor's Registrable Securities. In addition, registration rights may be assigned in connection with a distribution by a transferor to a partner of the transferor, former partner or the estate of any such partner regardless of the number of shares of the transfer's Registrable Securities with notice.

TRANSFER AGENT AND REGISTRAR


     BankBoston has been appointed as the transfer agent and registrar for the Company's Common Stock.


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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           IL FORNAIO (AMERICA) CORPORATION
                                           (Registrant)




Date:  August 21, 1997                     By:  /s/ Paul J. Kelley
                                              -------------------------------
                                              Paul J. Kelley
                                              Chief Financial Officer